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                                                                   EXHIBIT 99.1





FOR IMMEDIATE RELEASE


Contacts: Kathleen Bela                            Lisa Garber
          Investor Relations                       Corporate Communications
          Lam Research Corporation                 Lam Research Corporation
          Phone:  510/572-4566                     Phone:  510/572-4538
          Fax:    510/572-6454                     Fax:    510/572-2935
          e-mail: kathleen.bela@lamrc.com          e-mail:lisa.garber@lamrc.com


LAM RESEARCH CORPORATION ANNOUNCES STOCKHOLDER APPROVAL OF THREE-FOR-ONE STOCK SPLIT AND INCREASE OF AUTHORIZED COMMON STOCK TO 400 MILLION SHARES

FREMONT, Calif., March 6, 2000 -- Lam Research Corporation (Nasdaq: LRCX) announced that at a special meeting held today the company's stockholders approved by a majority vote a three-for-one split of its outstanding shares of common stock and an increase of the company's authorized common stock to 400 million shares. The stockholder approval satisfies the condition for the previously announced three-for-one stock split approved by Lam's Board of Directors on January 21, 2000.

Lam expects the increase in outstanding shares of common stock to become effective March 7, 2000. Stockholders of record at the close of business on the effective date will be entitled to receive two additional shares of common stock for each share of the company's common stock held on that date. New stock certificates representing the additional shares are expected to be mailed to stockholders by the company's transfer agent on or about March 16, 2000. The company expects that shares of its outstanding common stock will begin to trade on a post-split basis on March 17, 2000. Upon completion of the stock split, Lam will have approximately 122 million shares of common stock outstanding.

This press release contains certain forward-looking statements which are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to the currently anticipated effective date of the amendment increasing the company's authorized common stock, the distribution date for the additional shares of common stock and the date upon which Lam's stock will commence trading on a post-split basis. Such statements are based on expectations and are subject to risks, uncertainties and changes in condition which may effect the timing of such events. These forward-looking statements speak only as of the date hereof and of information currently and reasonably known. The company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

Lam Research Corporation is a leading supplier of front-end wafer fabrication equipment and services to the world's semiconductor industry. The company's common stock trades on the Nasdaq National Market under the symbol LRCX. Lam's World Wide Web address is http://www.lamrc.com.